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                                                                   Exhibit 10.21


                                    AGREEMENT

                                     between

          Novartis Pharma AG, Lichtstrasse 35, 4002, Basel, Switzerland
                            (hereinafter "Novartis")

                                       and

Mediconsult.com, Inc. Jardine House, 4th Floor, 33 Reid Street, Hamilton Bermuda HM LX (hereinafter "Mediconsult")


1.    Subject-Matter of the Agreement

      1.1 Mediconsult undertakes to provide Novartis with work and services regarding the development of Novartis' Internet presence, as described in more detail in the Scope of Work delivered simultaneously with this Agreement. The Scope of Work shall include the following Schedules thereto:

      o     Branding @ Pharma Project (Schedule 1) (hereinafter "Project");

      o     Description of Services (Schedule 2);

      o     Promotional Program (Schedule 3);

      o     Project Timelines (Schedule 4); and

      o     Project Team (Schedule 5);

      Such services to be performed by Mediconsult and such other related services as Novartis may reasonably request and approved by Mediconsult are hereinafter jointly referred to as the "Services". The Services will include the development and implementation of a global Internet presence that supports the branding needs of Novartis' four substances and products Lescol(R), Diovan(R), & Co-Diovan(R), Starlix and E25 (hereinafter "Products"). Any installation of Novartis' Internet sites requires the prior written approval of Novartis. The Project will outline in detail the Services and the agreed upon services/needs for each of the Products. The branding needs include consistent promotional and scientific messages and visual identity of Novartis and the Products.

1.2 Novartis shall provide to Mediconsult on an ongoing basis during the term of this Agreement such information and data as Novartis determines to be required by Mediconsult for the performance of the Services.

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1.3   Mediconsult shall provide the Services in a timely and professional manner and in accordance wit the terms of this Agreement. Any subcontracting of Services is subject to prior written approval of the Services.

1.4 Mediconsult shall attend such meetings at Novartis' and its affiliates' offices in Basel, East Hanover, etc., as reasonably requested by Novartis, at no additional cost to Novartis.

1.5 Mediconsult shall promptly inform Novartis in writing in the case of special events, problems, etc. in connection with the Services.

2.    Collaborators

      2.1 Mediconsult shall be responsible for the appropriate staffing of the team to perform its tasks under this Agreement and shall bear all the related costs and expenditures.

      2.2 If the performance of the Services should require the recruitment of any additional collaborators, employees, agents, etc. (collectively, "Collaborators"), Mediconsult shall be responsible for such recruitment and shall have all responsibility, financial or otherwise, with respect to such Collaborators.

      2.3 Mediconsult warrants that such Collaborators will comply with the obligations set forth in this Agreement.

3.    Consideration

      3.1 In consideration of the Services, Novartis will make the payments, subject to evaluation by Novartis and satisfactory performance by Mediconsult, set forth in the Scope of Work. The total amount of such fee excluding VAT compensates all Services provided by Mediconsult under this Agreement, such as initial design, development, and deployment, promotion and maintenance of the Internet presence for each of the Products, etc. Except as specified in the Scope of Work, Mediconsult will receive no further payments or reimbursements from Novartis for or in connection with the Services.

3.2 Mediconsult shall send its invoices to Novartis Pharma AG, Zentraler Fakturencingang, WSJ-210.1333, Postfach, 4002 Basel, Switzerland, marked to the attention of Ms. Monica Ryser-Cseri or to such other person as may be designated by Novartis from time to time. The invoices shall contain the following information: full address of dispatcher, VAT number of dispatcher [if applicable], addressee (Novartis Pharma AG, Zentraler Fakturencingang, WSJ-2120.1333, Attention Ms. Monica Ryser-Cseri), clear statement that it is an invoice, job number/SAP order number, date, detailed items invoiced, VAT (to be

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      shown separately)[if applicable], total amount invoiced including currency, credit terms, bank details. Novartis shall make its payments within 20 (twenty) working days after receipt of a respective invoice.

4.    Term and Termination

      4.1 This Agreement shall retroactively enter into effect on 16 October 1998 and shall expire on 31 December 1999, unless extended by the parties.

      4.2 Novartis shall be entitled to terminate this Agreement at any time by written notice to Mediconsult if in its reasonable opinion Mediconsult should have failed to perform the Services in a professional and timely manner and/or in accordance wit the terms of this Agreement.

      4.3 This Agreement may be terminated by either party at any time by ewritten notice to the other party in either of the following circumstances: (i) if the other party should be in breach of any of its obligations hereunder and should fail or be unable to remedy such beach within 30 (thirty) days of receipt of notice in writing specifying the breach; (ii) if the other party should go into liquidation otherwise than for the purpose of amalgamation reconstruction; or should have a receiver or manage appointed of any of its assets; or should enter into any composition with its creditors.

      4.4 Upon any termination or expiration of this Agreement, all outstanding rights and obligations between the parties arising from or in connection with this Agreement shall immediately terminate, except: (i) any obligation that matured prior to the effective date of the termination or expiration; (ii) the secrecy obligations set forth in Section 5 and (iii) any other provision which, by its terms, is understood to survive the termination or expiration of this Agreement. Termination of this Agreement shall be without prejudice to any claim or right of action of either party against the other party for any prior breach of this Agreement.

      4.5 In the event of early termination, Mediconsult will execute an orderly transition of any sites and applications to Novartis' internal Internet operations. This orderly transition will take place within 45 (forty-five) days of written notification from Novartis. Within such period of 45 (forty-five) days, all work in progress will be completed and an appropriate handover of content and applications will occur.

      4.6 In addition, a transition of sites and applications developed for Novartis and the Products may take place in any case, if Novartis deems that it should like these sites and applications to be managed on a daily basis for a local server/contractor. In this case, an orderly transition of sites and applications should follow the same procedure outline in
      Section 4.5. This transition would not necessarily affect the Services provided by Mediconsult. Mediconsult would agree to work with Novartis' local supplier.

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5.    Confidentiality

      5.1 Mediconsult undertakes to treat all technical, commercial, scientific and/or other information obtained from Novartis or otherwise acquired in connection with this Agreement (hereinafter "Information") confidential, except for any information which Mediconsult is able to demonstrate:

            (1) was already in the public domain at the time of receipt from Novartis;

            (2) was in its possession prior to receipt from Novartis, and was not acquired, directly or indirectly, from Novartis;

            (3) becomes part of the public domain through no fault of Mediconsult;

            (4) is lawfully received by Mediconsult from a third party, having a right to disclose it to Mediconsult;

            (5) was developed by Mediconsult, independently from the Information disclosed.

      5.2 Nothing in this Section 5 shall prevent the disclosure of those parts of the Information which are required to be disclosed by law or court order; provided, however, that if Mediconsult is so required to disclose any such Information, it shall provide Novartis prompt written notice of such requirement so that Novartis may seek a protective order or other appropriate remedy to prevent or limit such disclosure.

      5.3 Mediconsult undertakes that the Information will be used exclusively for the purposes of this Agreement.

      5.4 The provisions of this Section 5 shall survive the duration of this Agreement for a term of 15 (fifteen) years.

      5.5 After completion of this Agreement, Mediconsult will return to Novartis or, at Novartis' option, will destroy any documents (in whatever form) supplied by Novartis as well as all copies thereof and documents containing extracts therefrom provided, however, that Mediconsult may retain one copy for the sole purpose of verifying compliance with Mediconsult's obligations under this Agreement.

6.    Intellectual Property Rights

      6.1 Novartis is entitled to use and exploit, free of charge, any information generated in the course of the Services to be provided hereunder. Any copyrights, as well as

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      any rights to patentable or non-patentable inventions which Mediconsult develops in the course of performing the work contemplated by this Agreement (such inventions, collectively "Inventions") will, promptly following Novartis' request, be assigned to Novartis free of charge. Mediconsult will assist Novartis in the preparation of patent applications on any such Inventions. Novartis will reimburse Mediconsult for its out-of-pocket expenses required to be incurred in connection therewith, which Mediconsult agrees will constitute adequate consideration for such assignment.

      6.2 In creating an Internet presence for the Products, Mediconsult will bring content and applications to bear both from its existing sources as well as from development and third party sources. In general, however, Mediconsult would grant ownership of the developed Internet content, applications and web site(s) to Novartis based on the following parameters:


      6.3 Content

      - General content (e.g., on disease) provided by Mediconsult to populate the site(s) are non-exclusively owned by Novartis. Novartis has a fee fully paid non-exclusive right to use this content or applications without permission from Novartis.

      - Product-specific content and applications created by Mediconsult for the Novartis web site(s) are exclusively owned by Novartis. Mediconsult does not have the right to use this content or applications without permission from Novartis.

      - Content re-purposed from Novartis for the site(s) are exclusively owned by Novartis. Mediconsult does not have the right to use this content or applications without the prior written consent of Novartis.

      6.4 Applications

      - Applications provided by Mediconsult to populate the site(s) are non-exclusively owned by Novartis. Novartis has a free fully paid non-exclusive right to use these applications, subject to costs of transfer of technology to Novartis sites, in perpetuity. Mediconsult continues to own these applications and may use them on their public web site and for other client sites.

      - Applications developed by Mediconsult exclusively for the site(s) are owned by Novartis.

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      -     Mediconsult owns the source code for all applications as the developer of ht applications. Novartis is provided with a license to use the applications in perpetuity. However, Novartis does not have the tight to resell these applications to third parties.

      6.5 Other

      - Content and applications owned or developed in conjunction with a third party (such as a patient association or a medical database company), will be subject to the terms of any agreement negotiated at that time. Novartis will be made aware (and be allowed a reasonable period for comments) of any terms and conditions prior to arrangements being finalized.

      - In case of an early termination of this contract, Novartis owns all pre-releases of applications developed by Mediconsult (for the site(s) up to the date of termination.

7.    Publications

      No publication or other disclosure to any third party may be made by Mediconsult, either during the term of this Agreement or after its termination or expiry, without the prior written approval of Novartis.

8.    Obligations Contrary to this Agreement

      The parties hereby covenant and represent that each of them has full right and authority to enter into this Agreement and to accept all the obligations thereunder, that they have no obligations with any third party which might be in conflict with their obligations under this Agreement, and that they will during the term of this Agreement not enter into such obligations without the prior written consent of the other party.

9.    Assignment

      This Agreement shall not be assignable without the prior written consent of the other party, except that Novartis shall be entitled to assign this Agreement or any rights and obligations thereof to any of its affiliates or to a company taking over all or substantially all of its pharmaceutical business.

10.   Entire Agreement

      This Agreement sets forth the entire understanding between the parties with respect to the transactions and arrangements contemplated hereby and supersedes all prior oral or written arrangements. No amendments or modification to this Agreement shall be valid or binding upon the parties unless made in writing and

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      signed by the representatives of such parties. All enclosures to this
      Agreement shall form an integral part thereto.

11.   Notices

      Any notices which either Party may be required or shall desire to give under this Agreement shall be deemed to be duly given when in writing and delivered personally, mailed by registered mail, courier service or sent by telex (provided that such telex shall be confirmed by registered mail or courier service) to the Party to whom notice is to be given, at the address first given above or such other address or addresses of which such Party shall have given written notice not less than 7 (seven) days before the notice is dispatches.

12.   Jurisdiction

      This Agreement will be governed by, and construed in accordance with, the substantive laws of Switzerland, except as they relate to the conflict of laws. Any dispute will be resolved by the ordinary courts of Basel-City, Switzerland, without restricting any right of appeal.

                               Novartis Pharma AG

Signatures:
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Dates:
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Names/Titles:       Jan S. C. Talmage               Monica Ryser-Cseri
                    Head of Strategic Marketing     Pharma Communications


                              Mediconsult.com, Inc.

Signatures:
                    ----------------------------    ----------------------------
Dates:          _
                    ----------------------------    ----------------------------
Names/Titles: